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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM S-8
Registration Statement
Under
The Securities Act of 1933, as amended.

ASIA PAYMENT SYSTEMS INC.
(Exact name of registrant as specified in charter.)

NEVADA	98-0204780
(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification Number)

800 5th Avenue, Suite 4100
Seattle, WA 98104
(206) 447-1379
(Address and telephone of executive offices, including zip code.)

THE ASIA PAYMENT SYSTEMS INC.
2007 NONQUALIFIED STOCK OPTION PLAN

King K. Ng, President
Asia Payment Systems Inc.
800 5th Avenue, Suite 4100
Seattle, WA 98104
(206) 447-1379
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 903
Spokane, Washington 99201
(509) 624-1475

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Aggregate Proposed Maximum Offering Price per Unit/Share	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee [1]
Common Shares,	25,000,000	$0.10	$2,500,000	$267.75
$0.001 par value,
issuable upon exercise
of stock options by
Grantees

Totals	25,000,000	$0.10	$2,500,000	$267.75

[1] Based upon the mean between the closing bid and ask prices for common shares on January 3, 2007 in accordance with Rule 457(c).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a)     Our last Form 10-KSB filed with the Securities and Exchange Commission ("SEC").

b)     All other reports, proxy statements and information statements filed subsequent to the foregoing Form 10-KSB to pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4.     DESCRIPTION OF SECURITIES.

Common Stock.

Our authorized common stock consists of 50,000,000 shares of $0.001 par value common stock. As of January 29, 2007, 44,851836 shares are issued and outstanding. 23,580,507 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act") and 21,277,329 shares are A restricted securities@ as that term is defined in Rule 144 promulgated under the Act.

In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of common stock or the average of the weekly trading volume of the common stock during the four calendar weeks prior to such sale. The provision relating to the weekly trading volume may not be relied upon by sellers of our common stock. Sellers of our common stock under, Rule 144, must file a Form 144 with the SEC. If the shares of common stock have been held for more than two (2) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required to be filed with the SEC. Sales under Reg. 144 may have a depressive effect on the market price of our common stock.

All of our shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of our directors.

Upon liquidation, dissolution or winding up of our affairs, our assets, after the payment of liabilities, will be distributed pro rata to the holders of our common stock. Holders of our common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares. The shares of our common stock presently outstanding are fully paid and non-assessable.

Dividends

Holders of our common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available therefore. No dividends have been paid on our common shares since inception, and none is contemplated in the foreseeable future.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock with a par value of $0.001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently 6,070,000 shares of preferred stock are issued and outstanding.

Transfer Agent

Our transfer agent is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119. Its telephone number is (702) 361-3033.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to our articles of incorporation and the laws of the state of Nevada, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

Regarding indemnification for liabilities arising under the Act which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7.     EXEMPTION FROM REGISTRATION.

None; not applicable.

ITEM 8.     EXHIBITS.

The following documents are incorporated herein by reference from the Company's Form 10-SB Registration Statement, SEC file #000-30013, as filed with the Securities and Exchange Commission:

Exhibit No.	Description
1	Corporate Charter
2	Articles of Incorporation
3	Bylaws
7	Articles of Association

The following documents are incorporated herein by reference from the Company's Form 10-KSB, SEC File # 000-30013, as filed with the Securities and Exchange Commission on April 15, 2003:

Exhibit No.	Description
21.1	Schedule of Subsidiaries

The following documents are incorporated herein by reference from the Company's Form 10-KSB/A-1, SEC File # 000-30013, as filed with the Securities and Exchange Commission on December 12, 2003:

Exhibit No.	Description
10.1	Debt Exchange Agreement
21.1	Schedule of Subsidiaries

The following documents are incorporated herein by reference from the Company's Form 8-K, SEC File # 000-30013, as filed with the Securities and Exchange Commission on December 19, 2003:

Exhibit No.	Description
3.1	Amended Articles of Incorporation

The following documents are incorporated herein by reference from the Company's Form 10-KSB, SEC File # 000-30013, as filed with the Securities and Exchange Commission on April 20, 2004:

Exhibit No.	Description
14.1	Code of Ethics
21.1	Schedule of Subsidiaries
99.1	Audit Committee Charter
99.2	Disclosure Committee Charter

The following documents are incorporated herein by reference from the Company's Form 8-K/A-1, SEC File # 000-30013, as filed with the Securities and Exchange Commission on May 4, 2004:

Exhibit No.	Description
16.1	Letter from Grant Thornton LLP

The following documents are incorporated herein by reference from the Company's Form S-8, SEC file No. 333-115697, as filed with the Securities and Exchange Commission on May 20, 2004.

Exhibit No.	Description
10.1	2004 Nonqualified Stock Option Plan.

The following documents are incorporated herein by reference from the Company's Form 10-KSB, SEC File # 000-30013, as filed with the Securities and Exchange Commission on May 9, 2005:

Exhibit No.	Description
10.1	Material Terms of Verbal Agreement with 7bridge Capital
10.2	Material Terms of Verbal Agreement with Taxplan, Ltd.
10.3	Memorandum of Understanding with Beijing Purple Stars Appraisal Co., Ltd.
10.4	Term Sheet with Strasbourger Pearson Tulcin Wolff, Inc.
10.5	Service Agreement with Max to One Co., Ltd.
10.6	Agreement with Shanghai CRC Telecom Co., Ltd.
10.7	Equipment Lease Contract with Shanghai CRC Telecom Co., Ltd.
10.8	Services Agreement with GP Network Corporation
10.9	System Development and Services Agreement with DFS Okinawa K.K.,
10.10	Credit Card Transaction Processing and Clearing Settlement Services Agreement with e-Charge Processing Service Corporation
10.11	Material Terms of Verbal Agreement with Matt Mecke
10.12	Employment Agreement with Matt Mecke
21.1	Schedule of Subsidiaries

The following documents are incorporated herein by reference from the Company's Form 10-QSB, SEC File # 000-30013, as filed with the Securities and Exchange Commission on May 19, 2005:

Exhibit No.	Description
10.1	Agreement with Beijing Purple Stars Appraisal Co., Ltd., dated March 23, 2005.
10.2	Lease Agreement with Trident (Far East) Ltd., dated March 10, 2005

The following documents are incorporated herein by reference from the Company's Form S-8, SEC file No. 333-125969, as filed with the Securities and Exchange Commission on June 20, 2005.

Exhibit No.	Description
99.1	2005 Stock Award Plan.

The following documents are incorporated herein by reference from the Company's Form SB-2, SEC file No. 333-129089, as filed with the Securities and Exchange Commission on October 18, 2005.

Exhibit No.	Description
4.1	Form of Common Stock Purchase Warrant

The following documents are incorporated herein by reference from the Company's Form 10-QSB/A-1, SEC File # 000-30013, as filed with the Securities and Exchange Commission on November 21, 2005:

Exhibit No.	Description
10.1	Appendix A to the Agreement with Beijing Purple Stars Appraisal Co., Ltd.

The following documents are incorporated herein by reference from the Company's Form 8-K, SEC File # 000-30013, as filed with the Securities and Exchange Commission on January 6, 2006:

Exhibit No.	Description
10.1	Share Exchange Agreement
10.2	Employment Contract

The following documents are incorporated herein by reference from the Company's Form 8-K, SEC File # 000-30013, as filed with the Securities and Exchange Commission on July 19, 2006:

Exhibit No.	Description
10.1	Employment Contract

The following documents are incorporated herein by reference from the Company's Form 10-QSB, SEC File # 000-30013, as filed with the Securities and Exchange Commission on November 17, 2006:

Exhibit No.	Description
10.1	Share Exchange Agreement
10.2	Employment Contract

The following documents are filed herewith:

Exhibit No.	Description
5.1	Opinion of Conrad C. Lysiak, regarding the legality of the securities registered under this Registration Statement.
10.1	2007 Nonqualified Stock Option Plan.
23.1	Consent of Weinberg & Company, P.A., Independent Registered Public Accounting Firm
23.2	Consent of Conrad C. Lysiak, Attorney at Law

ITEM 9.     UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 2nd day of February, 2007.

ASIA PAYMENT SYSTEMS INC.

BY:	KING K. NG King K. Ng, President and Chief Executive Officer

BY:	THOMAS WONG Thomas Wong, Chief Financial Officer and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
KING K. NG King K. Ng	President, Chief Executive Officer, Secretary and a member of the Board of Directors	February 2, 2007
CHARLIE RODRIGUEZ Charlie Rodriguez	Secretary and a member of the Board of Directors	February 2, 2007
CHOO JEE SAM Choo Jee Sam	Member of the Board of Directors	February 2, 2007
LOW KOK KENG Low Kok Keng	Member of the Board of Directors	February 2, 2007
__________________________ Michael Oliver	Member of the Board of Directors	February ___, 2007
ROSALINE TAM Rosaline Tam	Member of the Board of Directors	February 2, 2007
ROBERT CLARKE Robert Clarke	Member of the Board of Directors	February 2, 2007